Exhibit 10.2

LEAR CORPORATION

SALARIED RETIREMENT RESTORATION PROGRAM

Amended and Restated Effective January 1, 2013

SECTION ONE

Definitions

1.1	“Benefits Committee” means the Lear Corporation Employee Benefits Committee.

1.2	“Board of Directors” means the Board of Directors of the Corporation.

1.3	“Code” means the Internal Revenue Code of 1986, as amended. Any reference to any Code section shall also mean any successor provision thereto.

1.4	“Corporation” means Lear Corporation and any successor to such corporation by merger, purchase or otherwise.

1.5	“Deferred Compensation” means the amount of a Program participant’s compensation that such participant has deferred until a later year pursuant to an election under Section 2.2.

1.6	“Pension Make-up Account” means the bookkeeping account established under Section 3.4 on behalf of a participant.

1.7	“Pension Plan” means the Lear Corporation Pension Plan.

1.8	“PEP” means the Lear Corporation Pension Equalization Program.

1.9	“Program” means the Lear Corporation Salaried Retirement Restoration Program, as from time to time in effect.

1.10	“PSP Excess Account” means the bookkeeping account established under Section 3.3 on behalf of a participant, and includes any deemed earnings credited thereon.

1.11	“RSP Excess Deferral Account” means the bookkeeping account established under Section 3.1 on behalf of a participant, and includes any deemed earnings credited thereon.

1.12	“RSP Excess Matching Account” means the bookkeeping account established under Section 3.2 on behalf of a participant, and includes any deemed earnings credited thereon.

1.13	“Savings Program” means the Lear Corporation Salaried Retirement Program.

SECTION TWO

Participation and Deferral Election

2.1	Eligibility

Participation in the Program shall be limited to employees of the Corporation or any affiliated company participating in the Pension Plan and/or the Savings Program whose annual base salary meets or exceeds five-sixths (5/6) of the limit established by the Internal Revenue Service under Code Section 401(a)(17) in a particular year. An individual’s compensation with respect to a calendar year shall be determined based on his or her salary as of the November 1 of the preceding year. Notwithstanding the previous sentence, the compensation of a newly-hired employee shall be determined, with respect to the calendar year in which such employee is hired, by annualizing such employee’s salary as of his or her commencement of employment.

Notwithstanding the foregoing, eligibility shall be limited to individuals who constitute a select group of management or highly compensated employees.

2.2	Deferral Election

Individuals who meet the requirements of Section 2.1 shall make any elections of Deferred Compensation on a form furnished by the Benefits Committee. A Deferred Compensation election shall apply only to compensation (as defined below) for the particular year specified in the election. Eligible individuals shall specify the percentage of such compensation to be deferred under the election, which percentage may not exceed the maximum rate specified on the form. For purposes of the preceding sentence, the term “compensation” shall include base pay and annual incentive bonus, both as paid prior to reduction for any: (a) Deferred Compensation elected under this Program, (b) pre-tax contributions under the Savings Program, and (c) pre-tax contributions under Code Section 125.

A Deferred Compensation election with respect to compensation earned in a particular calendar year must be made before January 1 of such calendar year. Notwithstanding the foregoing, in the case of a newly-hired employee who is eligible for the Program under Section 2.1, any Deferred Compensation election for the year in which he or she is hired: (i) must be made by date as of which such employee becomes eligible to participate in the Savings Program; and (ii) will apply to compensation earned from the date of his or her eligibility for the Savings Program through the end of that calendar year.

SECTION THREE

Accounts

3.1	RSP Excess Deferral Account

A bookkeeping account shall be maintained for each affected participant in the Program to record the amount of his or her Deferred Compensation and deemed earnings thereon. Participants are always 100 percent vested in their account under this Section 3.1.

3.2	RSP Excess Matching Account

A bookkeeping account shall be established on behalf of each affected participant in the Program, which shall be credited with the excess, if any, of (A) the amount of company matching contributions (including both basic matching contributions and discretionary matching contributions) that would have been made on behalf of a participant had the participant’s Deferred Compensation been contributed to the Savings Program (without regard to any refunds of participant contributions required under the Code, or the effects of Code Sections 401(a)(17), 402(g) or 415), over (B) the company matching contributions (including both basic matching contributions and discretionary matching contributions) that would have been made to the participant’s account under the Savings Program on the basis of an assumed 6% deferral election under the Savings Program.

Amounts under this Section 3.2 shall be credited to Program accounts at the same time that company matching contributions are contributed to Savings Program accounts. A participant is vested in his or her RSP Excess Matching Account after three years of Service (as defined in the Savings Program), measured from his or her commencement of employment with the Corporation.

3.3	PSP Excess Account

A bookkeeping account shall be established on behalf of each affected participant in the Program, which shall be credited with the excess, if any, of (A) the amount of pension savings plan contributions that would have been made on behalf of a participant (1) if the participant’s Deferred Compensation had been included as compensation under the Savings Program and (2) if Code Sections 401(a)(17) and/or 415 did not apply to the Savings Program, over (B) actual pension savings plan contributions made to the participant’s account under the Savings Program.

A participant is vested in his or her PSP Excess Account after three years of Service (as defined in the Savings Program), measured from his or her commencement of employment with the Corporation.

3.4	Pension Make-up Account

With respect to years prior to January 1, 2007, a bookkeeping account was established on behalf of each participant in the Program who would have accrued a benefit under the

Pension Plan and/or the PEP had the participant not elected to defer compensation under this Program. Effective as of January 1, 2007, all benefits under this Section 3.4 were frozen in amount, and no future benefits shall accrue under this Section 3.4.

3.5	Additional Contributions

The Corporation may credit additional amounts under the Program with respect to any participant as deemed necessary or advisable in its sole discretion. In such event, a bookkeeping account shall be established on behalf of each affected participant to reflect such additional amounts. A participant will become vested in such amounts according to an individual vesting schedule determined by the Corporation.

3.6	Rabbi Trust

The Corporation may establish a rabbi trust under the Program (the “Trust”) to informally fund all or a portion of the amounts credited to participants’ RSP Excess Deferral Accounts, RSP Excess Matching Accounts, and/or PSP Excess Accounts, and to reflect deemed investment experience and/or interest, as applicable, on such accounts. Any amounts in the Trust shall be subject to the claims of the Corporation’s creditors in the event of the Corporation’s insolvency. The amounts described in this paragraph shall be deemed invested in accordance with the following:

(a)	All amounts contributed to the Trust will be deemed invested in and among the investment options specified by the Corporation for such purpose from time to time, and pursuant to participant directions and/or Corporation directions, as applicable. The Corporation and/or the recordkeeper may specify administrative procedures for the deemed investment of accounts, including the method and frequency for changing deemed investments. The Corporation may specify a deemed default investment option for contributions to the Trust with respect to which no participant investment directions are received.

Notwithstanding anything in this Section 3.6 to the contrary, and subject to the Trust agreement, the Corporation may, but is not required to, actually invest the Trust assets in the investment options among which participants’ accounts are deemed invested.

Until amounts are invested in the Trust, they will not be eligible to be deemed invested in any investment option (unless otherwise provided by the Corporation). For any full calendar month in which such amounts may not be deemed invested, such amounts will be credited with the “Average Interest Rate” in effect. The Average Interest Rate means the average of the 10-year Treasury Note rates, as published in the Wall Street Journal, in effect as of the first business day of each of the four calendar quarters preceding such calendar year. No amount will be credited with the Average Interest Rate, however, for any period during which such amount is deemed invested in any investment option under the Trust.

(b)	The Corporation may allow a participant to direct, among the investment options made available by the Corporation for such purpose from time to time, and in accordance with this Section 3.6, the investments among which his or her RSP Excess Deferral Accounts, RSP Excess Matching Accounts, and/or PSP Excess Accounts are to be deemed invested. With respect to such deemed investments (and any deemed default investments, as applicable):

(i)	All dividends, interest, gains, losses, and/or distributions of any nature with respect to any investment option in which an account under this section is deemed invested shall be credited or debited, as applicable, to the balance of such deemed investment option in such participant’s account.

(ii)	Any expenses and/or fees attributable to: (A) the acquisition or divestiture of investments; and/or (B) administration, including but not limited to, recordkeeping and trustee fees, may be charged against participant accounts. However, the Corporation may choose to pay such expenses and/or fees.

SECTION FOUR

Payment of Benefits

4.1	Event of Payment

The vested account balances of all of a participant’s accounts are payable to the participant or his or her beneficiary, as applicable, from the general assets of the Corporation, as hereinafter provided. No withdrawals or loans will be allowed from the Program for any reason.

4.2	Payment of RSP Excess Deferral Account, RSP Excess Matching Account, and PSP Excess Account

Distribution of a participant’s RSP Excess Deferral Account, RSP Excess Matching Account, and PSP Excess Account shall be made in a single lump sum during the year following the date of the participant’s termination of employment. Notwithstanding the foregoing, if the participant is deemed to be a “Specified Employee” within the meaning of that term under Code Section 409A(a)(2)(B) on the date of his or her termination of employment, then no distribution under this Section 4.2 shall be made before the earlier of (i) the expiration of the six-month period measured from the date of the participant’s termination of employment, and (ii) the date of the participant’s death.

4.3	Payment of Pension Make-up Account

Distributions of the Pension Make-up Account shall be made in the same form and at the same time as benefit payments are made pursuant to Section 27 of the PEP.

4.4	Beneficiaries

A participant’s beneficiary under this Program with respect to his or her RSP Excess Deferral Account, RSP Excess Matching Account, and PSP Excess Account shall be the person or persons designated as beneficiary by the participant by filing with the Benefits Committee a written beneficiary designation on a form provided by, and acceptable to, the Benefits Committee. In the event the participant does not make an effective designation of a beneficiary with respect to such accounts, the participant’s beneficiary with respect to such accounts shall be such participant’s beneficiary under the Savings Program.

The participant’s beneficiary under this Program with respect to his or her Pension Make-up Account shall be the person who is entitled to benefit payments under the Pension Plan because of the death of the participant.

SECTION FIVE

Administration and General Provisions

5.1	Plan Administrator

The Benefits Committee shall be the “administrator” of the Program within the meaning of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

5.2	Benefits Committee

The Benefits Committee shall be vested with the general administration of the Program. The Benefits Committee shall have the exclusive right to interpret the Program provisions and to exercise discretion where necessary or appropriate in the interpretation and administration of the Program and to decide any and all matters arising thereunder or in connection with the administration of the Program. The decisions, actions and records of the Benefits Committee shall be conclusive and binding upon the Corporation and all persons having or claiming to have any right or interest in or under the Program.

The Benefits Committee may delegate to such officers, employees or departments of the Corporation such authority, duties, and responsibilities of the Benefits Committee as it, in its sole discretion, considers necessary or appropriate for the proper and efficient operation of the Program, including, without limitation, (i) interpretation of the Program, (ii) approval and payment of claims, and (iii) establishment of procedures for administration of the Program.

5.3	General Provisions

The Corporation shall make no provision for the funding of any benefits payable hereunder that (i) would cause the Program to be a funded plan for purposes of Code Section 404(a)(5), or Title I of ERISA, or (ii) would cause the Program to be other than an “unfunded and unsecured promise to pay money or other property in the future” under Treasury Regulations section 1.83-3(e); and shall have no obligation to make any arrangement for the accumulation of funds to pay any amounts under this Program. A person entitled to any amount under this Program shall be a general unsecured creditor of the Corporation with respect to such amount.

5.4	Code Section 409A Compliance

The Program is intended to satisfy the requirements of Code Section 409A and shall be interpreted in a manner consistent with such intent. References in the Program to a “termination of employment” mean a “separation from service” as defined for purposes of Code Section 409A. If the Company determines that any provision of the Program is or might be inconsistent with the requirements of Code Section 409A, notwithstanding any other provision herein, the Compensation Committee of the Board of Directors may amend the Program without the participant’s consent in such manner as may be necessary or appropriate to avoid subjecting the participant to adverse tax consequences under Code Section 409A. No provision of the Program shall be interpreted to transfer any liability for a failure to comply with Code Section 409A from the participant to the Corporation or any affiliated company.

SECTION SIX

Amendment and Termination

6.1	Amendment of the Program

Subject to the provisions of Section 6.3, the Program may be wholly or partially amended or otherwise modified at any time by the Compensation Committee of the Board of Directors, to the extent permitted under Code Section 409A.

6.2	Termination of the Program

Subject to the provisions of Section 6.3, the Program may be terminated at any time by the Compensation Committee of the Board of Directors, to the extent permitted under Code Section 409A.

6.3	No Impairment of Benefits

Notwithstanding the provisions of Sections 6.1 and 6.2, no amendment to, modification of, or termination of the Program shall impair any rights to benefits which have accrued hereunder without the participant’s consent.

Adopted:

By:
Name:
Title:
Date: